Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Raymond Martz, Vice President of Finance/Investor Relations—Bethesda +301/941-1516

LA SALLE HOTEL PROPERTIES REPORTS 1st QUARTER RESULTS

Company Rescinds 2003 Guidance

BETHESDA, MD, April 21, 2003 — LaSalle Hotel Properties (NYSE: LHO) today reported a net loss of $6.3 million, or ($0.34) per diluted share/unit for the first quarter 2003, compared to a net loss of $3.1 million, or ($0.17) per diluted share/unit for the prior year period.

For the first quarter 2003, the Company generated funds from operations (“FFO”) of $2.4 million versus $5.7 million for the same period of 2002. On a per diluted share/unit basis, FFO for the first quarter 2003 was $0.13 versus $0.29 a year ago. The Company’s EBITDA declined 27.7 percent to $7.0 million from $9.7 million during the prior year period.

Room revenue per available room (“RevPAR”) for the quarter ended March 31, 2003 versus the same period in 2002 decreased 6.1 percent to $76.58. The average daily rate (“ADR”) of $133.21 was down 4.2 percent from the prior year period, while average occupancy declined 2.0 percent to 57.5 percent. Excluding results from the New Orleans Grande Hotel, which was sold April 21, RevPAR growth was flat for the quarter as compared to the same period in 2002.

“The commencement of the military conflict with Iraq, combined with heightened terrorism alerts, resulted in a meaningful decline in lodging demand at our hotels during the quarter, especially in the last two weeks of March,” noted Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “As a result, the RevPAR decline of 6.1 percent for the portfolio was slightly worse than our expectations of a 3 to 5 percent drop, which assumed a non-war scenario.”

The Company’s hotels generated $8.6 million of EBITDA for the first quarter compared with $11.9 million for the prior year period. First quarter EBITDA margins across the Company’s portfolio declined 584 basis points (“bps”) from the prior year. Excluding results from the New Orleans Grande Hotel, the Company’s hotels generated $6.9 million of EBITDA for the first quarter compared with $8.3 million for the prior year period, resulting in an EBITDA margin decline of 357 bps. As anticipated, EBITDA margins in the quarter were weak due to the significant drop in RevPAR, cost pressures, the seasonally slow first quarter, and the difficult comparisons to last year’s first quarter, when stringent cost containment measures were still in place following the events of September 11, 2001.

In March, the Company completed its $6.5 million renovation of the 343-room Holiday Inn on the Hill in Washington, DC. This renovation was completed in-line with the budget and project schedule and included a comprehensive high-style redevelopment of all guestrooms and public areas. Guest feedback related to the renovation has been extremely positive.

The Company is also near completion of the $4.8 million renovation of the 222-room historic Hotel Viking, located in Newport, Rhode Island. This renovation includes a full reconstruction of over 10,000 square feet of meeting space, creation of a full-service spa and upgrades to its restaurant, guestrooms and public corridors. The renovation remains on track and is expected to be completed prior to Memorial Day, in time for the resort’s high-demand summer season.

As of the end of the first quarter 2003, LaSalle Hotel Properties had total outstanding debt of $284.5 million, including its $11.9 million portion of the joint venture debt related to the Chicago Marriott. The Company’s $210.0 million unsecured credit facility had $105.2 million outstanding as of March 31, 2003. Interest expense for the quarter was $3.9 million, resulting in a trailing 12-month Corporate EBITDA to interest coverage ratio of 3.3 times. As of March 31, 2003, total debt to trailing 12-month Corporate EBITDA equaled 5.2 times, one of the lowest in the industry.

On April 15, 2003, the Company announced the payment of a monthly dividend of $0.07 per share for each month of the second quarter, which equates to an annualized dividend of $0.84 per share. This represents a 6.2% yield based on the Company’s common stock closing price on April 21, 2003. The April dividend will be paid on May 15, 2003 to common shareholders of record on April 30, 2003. The May and June dividends will be paid on June 13 and July 15, 2003, respectively, to common shareholders of record on May 30 and June 30, 2003, respectively.

The New Orleans Grande Hotel was sold on April 21, 2003; therefore, all results relating to this property have been reclassified as Discontinued Operations in the Company’s financial statements. The sale of the hotel generated net proceeds of $91.5 million, which is comprised of $44.8 million in cash and the assumption of $46.7 million of secured debt by the buyer. The Company will recognize a $37.2 million gain on the sale and a $0.8 million non-cash expense in the second quarter relating to the early disposition of debt associated with the hotel.

The Company currently anticipates redeploying the proceeds from the sale of the New Orleans Grande Hotel through an Internal Revenue Code Section 1031 like-kind exchange

(“1031-Exchange”). As a result, net cash proceeds from the sale will be held in an escrow account until a property(ies) is purchased through the 1031-Exchange. However, there can be no assurance that acquisition of a new property or properties will occur. If the Company fails to identify a like-kind replacement property(ies) of comparable value within 45 days of the date of sale and/or fails to acquire such property(ies) within 180 days of the date of sale, the Company will be required to pay out a capital gain distribution up to the amount of its net gain on the sale of the asset or pay a capital gains tax on such gain. The amount of the capital gain distribution will vary based on partial deployment, if any, of the net sale proceeds, other distributions made by the Company throughout the year, taxable income and other business events which may or may not be under management’s control.

The Company remains in litigation with Meridien Hotels, Inc. and related affiliates regarding the lease terminations at the Le Meridien Dallas and New Orleans hotels. In Dallas, the Company has an order in the District Court stating that Meridien has no lawful right of possession and the Company is in the midst of eviction proceedings. The Company continues to anticipate that the Dallas property will be reflagged as a Westin once Meridien is removed as a holdover tenant at the property. In the first quarter of 2003, the Company recognized $0.4 million in additional holdover rent related to the Dallas property. The additional holdover rent is recorded as other income in the accompanying consolidated financial statements.

Company Rescinds Prior 2003 Guidance

Due to the uncertainty of the impact of the war with Iraq and heightened terrorism alerts, the Company is rescinding its previous earnings guidance and suspending quarterly and full-year guidance.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator self managed real estate investment trust (“REIT”), which owns 16 upscale and luxury full-service hotels, totaling 5,300 guest rooms in 12 markets in 10 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Hyatt Hotels Corporation, Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels & Resorts, Inc., Radisson Hotels International, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Interstate Hotels Corporation, and the Kimpton Hotel & Restaurant Group, LLC.

The Company considers funds from operations (“FFO”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”) to be key measures of the Company’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance and liquidity. The Company believes that FFO and EBITDA are helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, they provide investors with an indication of the ability of an equity REIT to incur and service debt, to make capital expenditures and to fund other cash needs.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are listed in the Company’s Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1516

For additional information, please visit our web site at www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended March 31,
	2003	2002
Revenues:
Hotel operating revenues:
Room revenue	$18,754	$18,037
Food and beverage revenue	10,122	8,802
Other operating department revenue	1,948	2,123
Participating lease revenue	4,960	5,073
Interest income	69	80
Other income	402	12

Total revenues	36,255	34,127

Expenses:
Hotel operating expenses:
Room	5,799	5,135
Food and beverage	8,187	6,866
Other direct	1,438	1,528
Other indirect	10,650	9,524
Depreciation and other amortization	8,587	7,644
Real estate taxes, personal property taxes and insurance	2,349	2,276
Ground rent	772	730
General and administrative	1,959	1,655
Interest	2,917	3,665
Amortization of deferred financing costs	591	549

Total expenses	43,249	39,572

Loss before income tax benefit, minority interest, equity in earnings of unconsolidated entities and discontinued operations	(6,994)	(5,445)
Income tax benefit	2,729	2,080

Loss before minority interest, equity in earnings of unconsolidated entities and discontinued operations	(4,265)	(3,365)
Minority interest in LaSalle Hotel Operating Partnership, L.P.	99	97

Loss before equity in earnings of unconsolidated entities and discontinued operations	(4,166)	(3,268)
Equity in earnings of unconsolidated entities:
Equity in loss of joint venture	(207)	(97)

Total equity in earnings of unconsolidated entities	(207)	(97)
Loss before discontinued operations	(4,373)	(3,365)
Discontinued operations:
Income from operations of property held for sale	701	992
Minority interest	(14)	(23)
Income tax expense	(69)	—

Net income from discontinued operations	618	969
Net loss	(3,755)	(2,396)
Distributions to preferred shareholders	(2,557)	(739)

Net loss applicable to common shareholders	$(6,312)	$(3,135)

Earnings per Common Share—Basic:
Loss applicable to common shareholders before discontinued operations	$(0.37)	$(0.22)
Discontinued operations	0.03	0.05

Net loss applicable to common shareholders	$(0.34)	$(0.17)

Earnings per Common Share—Diluted:
Loss applicable to common shareholders before discontinued operations	$(0.37)	$(0.22)
Discontinued operations	0.03	0.05

Net loss applicable to common shareholders	$(0.34)	$(0.17)

Weighted average number common shares outstanding:
Basic	18,711,376	18,678,339
Diluted	18,838,009	18,820,010

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended March 31,
	2003	2002
Funds From Operations (FFO):
Net loss applicable to common shareholders	$(6,312)	$(3,135)
Depreciation	8,565	8,610
Equity in depreciation of joint venture	249	241
Amortization of deferred lease costs	8	8
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(99)	(97)
Minority interest in discontinued operations	14	23

FFO	2,425	5,650

FFO per common share and unit:
Basic	$0.13	$0.30
Diluted	$0.13	$0.29
Weighted average number of common shares and units outstanding:
Basic	19,136,062	19,121,522
Diluted	19,262,695	19,263,193
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net loss applicable to common shareholders	$(6,312)	$(3,135)
Interest	3,865	4,620
Equity in interest expense of joint venture	146	137
Income tax benefit:
Income tax benefit	(2,729)	(2,080)
Income tax expense from discontinued operations	69	—
Depreciation and other amortization	8,587	8,629
Equity in depreciation/amortization of joint venture	276	256
Amortization of deferred financing costs	618	576
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(99)	(97)
Minority interest in discontinued operations	14	23
Distributions to preferred shareholders	2,557	739

EBITDA	$6,992	$9,668

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

	For the three months ended
	March 31, 2003	March 31, 2002
TOTAL PORTFOLIO
Occupancy	57.5%	58.6%
Increase/(Decrease)	(2.0%)
ADR	$133.21	$139.08
Increase/(Decrease)	(4.2%)
REVPAR	$76.58	$81.54
Increase/(Decrease)	(6.1%)

Note:

This schedule includes the operating data for the properties leased to third parties and the Company's 9.9% interest in The Chicago Marriott Downtown joint venture.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(unaudited, in thousands)

	For the Three Months Ended
	March 31, 2003	March 31, 2002
Revenues
Room	32,302	34,272
Food & beverage	15,074	14,378
Other	3,461	3,722

Total hotel sales	50,837	52,372

Expenses
Room	8,929	8,637
Food & beverage	11,424	10,970
Other direct	2,016	2,096
General & administrative	14,495	13,509
Management fees	1,181	1,212
Fixed expenses	4,201	4,039

Total hotel expenses	42,246	40,463

EBITDA	8,591	11,909

Note:

This schedule includes the operating data for the properties leased to third parties and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture.